Exhibit 3.13

THE KILIAN COMPANY

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

The Kilian Company, a corporation organized and existing under and by virtue of the Delaware General Corporation Law, hereby certifies as follows:

The name of this corporation is The Kilian Company and the original Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on August 17, 2004.

The Amended and Restated Certificate of Incorporation in the form of Exhibit A attached hereto has been duly adopted in accordance with the provisions of Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware (“Delaware Corporate Law”).

The text of the Amended and Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed this 8th day of October, 2004.

THE KILIAN COMPANY

By:	/s/ Michael L. Hurt
Michael L. Hurt, Chief Executive Officer

Exhibit A

THE KILIAN COMPANY

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

ARTICLE I

The name of this corporation is The Kilian Company.

ARTICLE II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

ARTICLE III

The address of its registered office in the State of Delaware is 9 East Loockerman Street, Suite 1B, in the City of Dover, County of Kent, 19901.  The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE IV

(A)                              Classes of Stock.  This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which this corporation is authorized to issue is Two Hundred Twenty-Five Thousand (225,000) shares, each with a par value of $0.00001 per share.  One Hundred Twenty-Five Thousand (125,000) shares shall be Common Stock and One Hundred Thousand (100,000) shares shall be Preferred Stock..

Notwithstanding the provisions of Section 242(b)(2) of the Delaware General Corporation Law, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of this corporation, with each such share being entitled to such number of votes per share as is provided for in Section 5 below.

(B)                                Rights, Preferences and Restrictions of Preferred Stock.  The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series.  The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of One Hundred Thousand (100,000) shares.  The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock are as set forth below in this Article IV(B) ; provided, however, that the holders of an aggregate of more than 50% of the then outstanding shares of the Series A Preferred Stock may waive any of the following rights, powers, preferences or privileges applicable to all shares of the Series A Preferred Stock in any given instance without prejudice to such rights, powers, preferences or privileges in any other instance, and any such waiver shall be bind all future holders of the shares of Series A Preferred Stock:

1.                                       Dividend Provisions.

The holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the rate of $8.00 per share (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series A Preferred) per annum on each outstanding share of Series A Preferred Stock, payable quarterly when, as and if declared by the board of directors.  Dividends shall be cumulative and shall accrue whether or not declared, beginning on the date hereof.  No dividends other than those payable solely in Common Stock shall be paid on any Common Stock unless and until (i) the aforementioned dividend is paid on each outstanding share of Series A Preferred Stock, and (ii) a dividend is paid with respect to all outstanding shares of Series A Preferred Stock in an amount equal to or greater than the aggregate amount of dividends which would be payable to the holder of Series A Preferred Stock if, immediately prior to such dividend payment on Common Stock, such share of Series A Preferred Stock had been converted into Common Stock.  The board of directors of this corporation is under no obligation to declare dividends, no rights shall accrue to the holders of Series A Preferred Stock if dividends are not declared.  The Company shall make no Distribution (as defined below) to the holders of shares of Common Stock except in accordance with this Section 1(a).

(b)                                 Distribution.  “Distribution” means the transfer of cash or property without consideration, whether by way of dividend or otherwise, or the purchase of shares of this corporation (other than in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers or directors upon termination of their employment or services pursuant to agreements providing for the right of said repurchase on terms and conditions, or pursuant to an agreement approved by, holders of an aggregate of more than 50% of the then outstanding shares of the Series A Preferred Stock) for cash or property.

2.                                       Liquidation Preference.

(a)                            In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, the greater of (1) an amount per share equal to $100 per share (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series A Preferred) plus accrued and unpaid dividends, whether or not declared, on such share, or (2) the amount per share the Series A Preferred Stock would have received had each share of Series A Preferred Stock been converted to Common Stock immediately prior to such event of liquidation, dissolution or winding up.  If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b)                           Upon the completion of the distribution required by Section 2(a) above, if assets remain in this corporation, the holders of the Common Stock of this corporation shall receive all of the remaining assets of this corporation, and no further payments shall be made to the holders of Series A Preferred Stock by reason thereof.

(c)                            A liquidation, dissolution or winding up of this corporation shall be deemed to be occasioned by, or to include, (i) the liquidation, dissolutions or winding of this corporation; or (ii) the acquisition of this corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of this corporation), unless this corporation’s stockholders of record as constituted immediately prior to such acquisition will, immediately after such acquisition or sale (by virtue of securities issued as consideration for this corporation’s acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity in approximately the same relative percentages after such acquisition or sale as before such acquisition or sale; or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis (including securities of the Company’s directly or indirectly owned subsidiaries).

(d)                           In any of the events specified in (c) above, if the consideration received by this corporation or its stockholders is other than cash, its value will be deemed its fair market value.  Any securities shall be valued as follows:

(i)                                     Securities not subject to investment letter or other similar restrictions on free marketability:

(A)                              If traded on a securities exchange or the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the twenty-day period ending three (3) trading days prior to the closing;

(B)                                If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty-day period ending three (3) trading days prior to the closing; and

(C)                                If there is no active public market, the value shall be the fair market value thereof, as mutually determined by this corporation and the holders of holders of an aggregate of more than 50% of the then outstanding shares of the Series A Preferred Stock.

(ii)                                  The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

(iii)                               In the event the requirements of Section 2(c) are not complied with, this corporation shall forthwith either:

(A)                              cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B)                                cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(c)(iv) hereof.

(iv)                              This corporation shall give each holder of record of Series A Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction.  The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes.  The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the approval of holders of an aggregate of more than 50% of the then outstanding shares of the Series A Preferred Stock.

3.                                       Redemption.  The Preferred Stock is not redeemable.

4.                                       Conversion.  The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)                            Right to Convert.  Subject to Section 4(c), each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $100 by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion.  The initial Conversion Price per share of Series A Preferred Stock shall be $100.  Such initial Conversion Price shall be subject to adjustment as set forth in Section 4(d).

(b)                           Automatic Conversion.  Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the earlier of (i) except as provided below in Section 4(c), this corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, which results in aggregate cash proceeds to this corporation of $75,000,000 (net of underwriting discounts and commissions) or (ii) the date specified by written consent or affirmative vote of the holders of holders of an aggregate of more than 50% of the then outstanding shares of the Series A Preferred Stock.

(c)                            Mechanics of Conversion.  Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, and to receive certificate(s) therefor, it shall surrender the Series A Preferred Stock certificate or certificates, duly endorsed, at the office of this corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to this corporation at its principal corporate office or its transfer agent, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of this corporation are to be issued; provided, however, that in the event of an automatic conversion pursuant to paragraph 4(b) above, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to this corporation or its transfer agent; provided further, however, that this corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless either the certificates evidencing such shares of Series A Preferred Stock are delivered to the corporation or its transfer agent as provided above, or the holder notifies this corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to this corporation to indemnify this corporation from any loss incurred by it in connection with such certificates.  This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared or accumulated but unpaid dividends on the converted Series A Preferred Stock.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.  If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

(d)                           Adjustments to Conversion Price.

(i)                                     Adjustments for Subdivisions or Combinations of Common.  After the date of the filing of this Amended and Restated Certificate of Incorporation, if the outstanding shares of Common Stock shall be subdivided (by stock split, stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  After the date of the filing of this Amended and Restated Certificate of Incorporation, if the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(ii)                                  Adjustments for Reclassification, Exchange and Substitution.  If the Common Stock issuable upon conversion of the Series A Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Preferred shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred immediately before that change.

(iii)                               Adjustments for Recapitalization, Reorganization, Merger, Consolidation or Sale of Assets.  If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by a recapitalization, reorganization, merger or consolidation of this corporation with or into another entity, or the sale of all or substantially all of this corporation’s properties and assets to any other person or entity (other than as provided for elsewhere in this Section 4 or a transaction subject to Section 2 above) then, as a part of such recapitalization, reorganization, merger, consolidation or sale, provision shall be made so that the holders of Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the then outstanding Series A Preferred Stock, the number of shares of stock or other securities or property of this corporation, or of the successor entity resulting from such recapitalization, reorganization, merger, consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization, reorganization, merger, consolidation or sale.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the then outstanding Series A Preferred Stock after the recapitalization, reorganization, merger, consolidation or sale to the end that the provisions of this Section 4 (including adjustments of the applicable Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(iv)                              Adjustments for Dilutive Issuances.

(A)                              After the date of the filing of this Amended and Restated Certificate of Incorporation, if this corporation shall issue or sell any shares of Common Stock (as actually issued or, pursuant to paragraph (C) below, deemed to be issued) for a consideration per share less than the Conversion Price in effect immediately prior to such issue or sale, then immediately upon such issue or sale the Conversion Price shall be reduced to a price (calculated to the nearest cent) determined by multiplying such prior Conversion Price by a fraction, the numerator of which shall be the number of shares of “Calculated Securities” (defined below) outstanding immediately prior to such issue or sale plus the number of shares of Common Stock which the aggregate consideration received by this corporation for the total number of shares of Common Stock so issued or sold would purchase at such prior Conversion Price, and the denominator of which shall be the number of shares of Calculated Securities outstanding immediately prior to such issue or sale plus the number of shares of Common Stock so issued or sold.  “Calculated Securities” means (i) all shares of Common Stock actually outstanding; and (ii) all Convertible Securities (as defined below).

(B)                                For the purposes of paragraph (A) above, none of the following issuances shall be considered the issuance or sale of Common Stock:

(1)                                  The issuance of Common Stock upon the conversion of any then-outstanding Convertible Securities, provided there shall have been adjustment pursuant to paragraph (A), if applicable, in connection with the issuance of such Convertible Securities.  “Convertible Securities” shall mean any bonds, debentures, notes or other evidences of indebtedness, and any warrants, shares (including, without limitation, shares of Series A Preferred Stock) or any other securities convertible into, exercisable for, or exchangeable for Common Stock.

(2)                                  The issuance of any Common Stock or Convertible Securities as a dividend on this corporation’s stock.

(3)                                  The issuance of shares of Common Stock (or options to purchase shares of Common Stock) to employees, directors or consultants of this corporation under a stock plan approved by the board of directors of this corporation pursuant to an arrangement approved by this corporation’s board of directors.

(4)                                  The issuance of shares of Common Stock or Convertible Securities to lenders, financial institutions, equipment lessors, or real estate lessors to this corporation in connection with a bona fide borrowing or leasing transaction approved by this corporation’s board of directors.

(5)                                  The issuance of Common Stock or Convertible Securities pursuant to the acquisition of another business by this corporation by merger, purchase of substantially all of the assets or shares, or other reorganization whereby this corporation or its stockholders own not less than a majority of the voting power of the surviving or successor business.

(C)                                For the purposes of paragraph (A) above, the following subparagraphs 1 to 3, inclusive, shall also be applicable:

(1)                                  In case at any time this corporation shall grant any rights to subscribe for, or any rights or options to purchase, Convertible Securities, whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such rights or options or upon conversion or exchange of such Convertible Securities (determined by dividing (x) the total amount, if any, received or receivable by this corporation as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration payable to this corporation upon the exercise of such rights or options, plus, in the case of any such rights or options which relate to such Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights or options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such rights or options, then the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such rights or options shall (as of the date of granting of such rights or options) be deemed to be outstanding and to have been issued for such price per share.

(2)                                  In case at any time this corporation shall issue or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (x) the total amount received or receivable by this corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to this corporation upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued for such price per share, provided that if any such issue or sale of such Convertible Securities is made upon exercise of any rights to subscribe for or to purchase or any option to purchase any such Convertible Securities for which adjustments of the conversion price have been or are to be made pursuant to other provisions of this paragraph (C), no further adjustment of the conversion price shall be made by reason of such issue or sale.

(3)                                  In case at any time any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock, or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by this corporation therefor.  In case any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by this corporation shall be deemed to be the fair value of such consideration as determined by the board of directors.  In case any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued in connection with any merger of another corporation into this corporation, the amount of consideration therefor shall be deemed to be the fair value of the assets of such merged corporation as determined by the board of directors after deducting therefrom all cash and other consideration (if any) paid by this corporation in connection with such merger.

(e)                            Other Distributions.  In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(iii), then, in each such case for the purpose of this Section 4(e), the holders of Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

(f)                              No Impairment.  This corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action taken without the approval of the holders of a majority of the Series A Preferred Stock, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

(g)                           No Fractional Shares and Certificate as to Adjustments.

(i)                                     No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share.  Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii)                                  Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  This corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Series A Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Series A Preferred Stock.

(h)                           Notices of Record Date.  In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, to effect a liquidation, dissolution or winding up or reclassification or recapitalization or to receive any other right, this corporation shall mail to each holder of Series A Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i)                               Reservation of Stock Issuable Upon Conversion.  This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A

Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this certificate.

(j)                               Notices.   Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, if deposited with a nationally recognized overnight courier, or if personally delivered, and addressed to each holder of record at his address appearing on the books of this corporation.

5.                                       Voting Rights.  Except as otherwise expressly provided herein or as required by law, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.  The holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.  Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

6.                                       Protective Provisions.  So long as any shares of Series A Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a class:

(a)                            sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of this corporation is disposed of, provided that this Section 6(a) shall not apply to a merger effected exclusively for the purpose of changing the domicile of this corporation);

(b)                           amend (directly or indirectly, by merger, consolidation or otherwise) this Amended and Restated Certificate of Incorporation or the bylaws of this corporation in any way that alters or changes the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares of such series;

(c)                            increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock;

(d)                           authorize or issue (director or indirectly, by merger, consolidation or otherwise), or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security (i) having a preference over, or being on a parity with, the Series A Preferred Stock with respect to voting, dividends or upon liquidation; or

(e)                            redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements, approved by holders of an aggregate of more than 50% of the then outstanding shares of the Series A Preferred Stock, under which this corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment.

7.                                       Status of Converted Stock.  In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by this corporation.  The Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.

(C)                                Common Stock.

1.                                       Dividend Rights.  Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the board of directors, out of any assets of this corporation legally available therefor, such dividends as may be declared from time to time by the board of directors.

2.                                       Liquidation Rights.  Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Division (B) of this Article IV.

3.                                       Redemption.  The Common Stock is not redeemable.

4.                                       Voting Rights.  The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V

The board of directors shall have the power to adopt, amend and repeal the bylaws of this corporation (except insofar as the bylaws of this corporation as adopted by action of the stockholders of this corporation shall otherwise provide).  Any bylaws made by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders, and the powers conferred in this Article V shall not abrogate the right of the stockholders to adopt, amend and repeal bylaws.

ARTICLE VI

Election of directors need not be by written ballot unless the bylaws of this corporation shall so provide.

ARTICLE VII

This corporation reserves the right to amend the provisions in this Amended and Restated Certificate of Incorporation and in any certificate amendatory hereof in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder or thereunder are granted subject to such reservation.

ARTICLE VIII

(A)                              To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no director of this corporation shall be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the Delaware General Corporation Law is amended after approval by the stockholders of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

(B)                                This corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of this corporation or any predecessor of this corporation or serves or served at any other enterprise as a director, officer or employee at the request of this corporation or any predecessor to this corporation to the same extent as permitted under subparagraph (a) above.

(C)                                Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

(D)                               This corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of this corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not this corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.